   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1995

                                                     REGISTRATION NO. 33-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       PORTLAND GENERAL ELECTRIC COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     OREGON                                        93-0256820
        (STATE OR OTHER JURISDICTION OF                (IRS EMPLOYER IDENTIFICATION NO.)
         INCORPORATION OR ORGANIZATION)

                              121 SW SALMON STREET
                             PORTLAND, OREGON 97204
                                 (503) 464-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

               LEONARD A. GIRARD                                    COPY TO:
       PORTLAND GENERAL ELECTRIC COMPANY                     WILLIAM J. LYNCH, ESQ.
       17TH FLOOR, ONE WORLD TRADE CENTER                   MORGAN, LEWIS & BOCKIUS
              121 SW SALMON STREET                              101 PARK AVENUE
               PORTLAND OR 97204                               NEW YORK, NY 10178
                 (503) 464-8814
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE
    NUMBER INCLUDING AREA CODE, OF AGENT FOR
                     SERVICE)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     After the effective date of the Registration Statement as determined by market conditions and other factors.

                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                     PROPOSED          PROPOSED
                                                      MAXIMUM           MAXIMUM
    TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED         PER UNIT       OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Debt Securities...............  $250,000,000(1)       100%(2)       $250,000,000(1)    $86,207.50(3)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $250,000,000. If any of the securities are issued at an original issue discount, the aggregate initial offering price as so discounted will not exceed $250,000,000, even though the stated principal amount of the securities may exceed that amount.

(2) The proposed maximum initial offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.

(3) Estimated pursuant to Rule 457(o), solely for the purpose of calculating the Registration Fee.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 1995

PROSPECTUS

                       PORTLAND GENERAL ELECTRIC COMPANY

                                DEBT SECURITIES

                            ------------------------

     Portland General Electric Company, an Oregon corporation ("PGE" or the "Company"), may offer and sell, from time to time or all at one time, in one or more series, together or separately, in amounts, at prices and on terms to be determined at the time of the offering, secured and unsecured debt securities ("Debt Securities") consisting of: (i) secured first mortgage bonds, including medium term notes ("First Mortgage Bonds"), and (ii) unsecured debt securities, which may be either Senior Unsecured Debt Securities or Junior Subordinated Debentures ("Unsecured Debt Securities"). Senior Unsecured Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company but will be junior to all first mortgage bonds, including the First Mortgage Bonds. Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company.

     The specific terms of the offering and sale of the Debt Securities, including (a) the specific designation, the aggregate principal amount, the maturity, the rate (which may be fixed, floating, or adjustable), the time of payment of interest, any redemption or sinking fund provisions, the extent of any subordination and any other rights and restrictions of each series of the Debt Securities; and (b) the initial public offering price, listing on any securities exchange, and the agents, dealers, or underwriters, if any, to be utilized in connection with the sale of each series of the Debt Securities, will be set forth in an accompanying Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the Debt Securities or a series thereof may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Debt Securities to be made directly or through agents.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Debt Securities may be sold directly by the Company or through agents, underwriters, or dealers designated from time to time. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities or any series thereof in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions with respect to the Debt Securities or any such series thereof so sold will also be set forth in the Prospectus Supplement.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS             , 199

                             AVAILABLE INFORMATION

     The Company and its parent, Portland General Corporation ("Portland General"), are subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company and Portland General can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company and Portland General may be inspected at the offices of both the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which Portland General Common Stock and certain of the Company's securities are listed.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission by the Company, are incorporated in this Prospectus by reference as of their respective dates of filing:

     1. Annual Report on Form 10-K for the year ended December 31, 1994.

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

     3. Current Report on Form 8-K dated August 16, 1995.

     All reports filed by the Company pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering or offerings hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of the filing of such reports. The documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Securities Exchange Act of 1934 prior to the filing with the Commission of the Company's most recent annual report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such annual report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Steven N. Elliott, Assistant Treasurer, Portland General Electric Company, 121 S.W. Salmon Street, Portland, Oregon 97204 (telephone number:
503/464-8917).

                       PORTLAND GENERAL ELECTRIC COMPANY

     Portland General Electric Company, incorporated in Oregon in 1930, has principal offices located at 121 S.W. Salmon Street, Portland, Oregon 97204 (telephone number: 503/464-8000). The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in the State of Oregon. The Company's service area is 3,170 square miles, including 54 incorporated cities of which Portland and Salem are the largest, within a State approved service area allocation of 4,070 square miles. A portion of the City of Portland is serviced by another Oregon utility. The Company estimates that the population of its service area at December 31, 1994 was approximately 1.35 million, constituting approximately 45% of the State's population. At June 30, 1995, the Company served more than 640,000 customers.

     The Company is a wholly owned subsidiary of Portland General Corporation ("Portland General"), an electric utility holding company exempt from the application of the Public Utility Holding Company Act of 1935 except Section 9(a)(2) relating to the acquisition of securities of other public utility companies.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by PGE for refunding fixed and variable rate securities, reducing short-term debt and other corporate purposes, including its construction program.

                       RATIO OF EARNINGS TO FIXED CHARGES

     In computing the ratio of earnings to combined fixed charges (i) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized), and (ii) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.

                                                          TWELVE
                                                          MONTHS           YEARS ENDED DECEMBER 31
                                                           ENDED       --------------------------------
                                                       JUNE 30, 1995   1994   1993   1992   1991   1990
                                                       -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges (unaudited).......       2.60       3.14   3.13   3.08   2.31   3.12

                         DESCRIPTION OF DEBT SECURITIES

JUNIOR SUBORDINATED DEBENTURES

     Junior Subordinated Debentures may be issued from time to time in one or more series under an indenture, dated as of September 1, 1995 (the "Junior Indenture"), between PGE and The Bank of New York, as Trustee (the "Junior Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Junior Indenture, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used and for other information regarding the Junior Subordinated Debentures. Whenever particular provisions or defined terms in the Junior Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Numerical references used herein are references to the Junior Indenture unless otherwise noted. The particular terms of the Junior Subordinated Debentures offered by any Prospectus Supplement and the extent, if any, to which the general provisions described herein may apply to such Junior Subordinated Debentures will be described in the Prospectus Supplement relating to such Junior Subordinated Debentures.

GENERAL

     The Junior Subordinated Debentures will be unsecured, subordinated obligations of PGE. The Junior Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series pursuant to an indenture supplemental to the Junior Indenture. (Section 2.01) The aggregate principal amount of Junior Subordinated Debentures of any series will be set forth in the Prospectus Supplement for such series.

     Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of each particular series of Junior Subordinated Debentures being offered thereby: (i) title of such series of Junior Subordinated Debentures; (ii) the aggregate principal amount of such Junior Subordinated Debentures; (iii) the date or dates on which the principal of such series of Junior Subordinated Debentures is payable; (iv) the rate or rates, if any, at which such series of Junior Subordinated Debentures will bear interest or the method of determination of such rate or rates, the date or dates from which such interest shall accrue, the date or dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the interest payable on any such interest payment dates; (v) the right, if any, to extend the interest payment periods and the duration of such extension; (vi) the place where the principal of, premium, if any, and interest on such series of Junior Subordinated Debentures will be payable; (vii) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such series of Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of PGE; (viii) the obligation, if any, of PGE to redeem or purchase such series of Junior Subordinated Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof, and the terms and conditions upon which such series of Junior Subordinated Debentures shall be redeemed or purchased, in whole or part, pursuant to such obligations; (ix) the denominations in which such series of Junior Subordinated Debentures shall be issuable; (x) any other terms of the Junior Subordinated Debentures of such series; and (xi) whether the Junior Subordinated Debentures of such series are issuable as a global security, and in such case, the identity of the depository. (Section 2.01)

     The Junior Indenture does not contain any provisions that afford holders of Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving PGE.

SUBORDINATION

     The Junior Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of PGE as provided in the Junior Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Debentures may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any payment or distribution of assets of PGE to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Debentures will be subrogated, in certain instances, to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.05)

     The term "Senior Indebtedness" shall mean the principal of, and premium, if any, and interest on and any other payment or obligations due pursuant to any of the following, whether outstanding at the date of execution of the Junior Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Company for money borrowed, (b) all indebtedness evidenced by notes, debentures, bonds, securities, or other similar instruments issued by the Company, (c) all capital lease obligations of the Company, (d) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sales obligations of the Company and all obligations of the Company under any title retention agreement (excluding trade accounts payable arising in the ordinary course of business), (e) obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility, surety bond or similar credit transaction entered into in the ordinary course of business of the Company, (f) all indebtedness and obligations of others of the kinds described in the clauses (a) through (e), assumed by or guaranteed in, any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise, and (g) all renewals, extensions or refundings of indebtedness of the kinds described in clauses (a) through (f) unless, in the case of any particular indebtedness, obligation, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions set forth in Article Fourteen of the Junior Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Junior Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of June 30, 1995, Senior Indebtedness of PGE aggregated approximately $2,000,000,000.

CERTAIN COVENANTS

     If there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Junior Indenture, as described under "Events of Default" below, or if PGE exercises its option to extend the interest payment period described in clause
(v) under "General" above, PGE will not, until all defaulted interest on the Junior Subordinated Debentures and all interest accrued on the Junior Subordinated Debentures during any such extended interest payment period and all principal and premium, if any, then due and payable on the Junior Subordinated Debentures shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of PGE, including its Common Stock, except for dividends or distribution in shares of its capital stock or in rights to acquire shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PGE or any of its subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of preferred stock of PGE that are subject to mandatory redemption or sinking fund requirements, provided that the aggregate par value and/or stated value of all such series outstanding at the time of any such payment does not exceed five percent of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by PGE and then outstanding and (2) the capital and surplus of PGE to be stated on the books of account of PGE after giving effect to such payment); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06) As of June 30, 1995, the aggregate stated value of such series of PGE's preferred stock outstanding was approximately $50 million, which represented approximately 2.7% of the aggregate of clauses (1) and (2) above at such date.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Junior Subordinated Debentures of each series will be issued in registered form and will be either certificated or represented by one or more global securities. If not represented by one or more global securities, Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by PGE for such purpose with respect to any series of Junior Subordinated Debentures and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the document of title and identity of the person making the request. PGE has appointed the Junior Trustee as Debenture Registrar with respect to the Junior Subordinated Debentures. (Section 2.05) If a Prospectus Supplement refers to any transfer agents (in addition to the Debenture Registrar) initially designated by PGE with respect to any series of Junior Subordinated Debentures, PGE may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that PGE will be required to maintain a transfer agent in each place where Junior Subordinated Debentures of such series may be presented for payment. (Section 4.02) PGE may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

     In the event of any redemption in part, PGE shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debenture during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures of like tenor and of the series of which such Junior Subordinated Debenture is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Section 2.05)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal and premium (if any) on any Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such Junior Subordinated Debenture. Unless otherwise indicated in an applicable Prospectus Supplement, principal of, premium, if any, and interest on Junior Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as PGE may designate from time to time, except that at the option of PGE payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such Junior Subordinated Debentures. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Junior Subordinated Debenture (or Predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest payment. (Section 2.03)

     The Junior Trustee will act as Paying Agent with respect to the Junior Subordinated Debentures. PGE may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that PGE will be required to maintain a Paying Agent in each place where Junior Subordinated Debentures of each series may be presented for payment. (Section 4.02)

     All moneys paid by PGE to a Paying Agent for the payment of the principal of, premium, if any, or interest on any Junior Subordinated Debenture of any series which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to PGE and the holder of such Junior Subordinated Debenture will thereafter look only to PGE for payment thereof. (Section 11.06)

GLOBAL DEBENTURES

     If any Junior Subordinated Debentures of a series are represented by one or more global securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global security may exchange such interests for Junior Subordinated Debentures of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, premium, if any, and interest on such global security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.11)

     The specific terms of the depository arrangement with respect to any portion of a series of Junior Subordinated Debentures to be represented by a global security will be described in the applicable Prospectus Supplement.

AGREED TAX TREATMENT

     The Junior Indenture provides that each holder of a Junior Subordinated Debenture, each person that acquires a beneficial ownership interest in a Junior Subordinated Debenture and PGE agree that for United States federal, state and local tax purposes it is intended that such Junior Subordinated Debenture constitutes indebtedness. (Section 13.12)

MODIFICATION OF THE JUNIOR INDENTURE

     The Junior Indenture contains provisions permitting PGE and the Junior Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures of each series which are affected by the modification, to modify the Junior Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture then outstanding and affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any premium payable upon the redemption thereof, or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02)

     The Junior Indenture contains provisions permitting PGE and the Junior Trustee to execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including creating any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01, and 10.01)

EVENTS OF DEFAULT

     The Junior Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures: (i) failure for 10 days to pay interest on the Junior Subordinated Debentures of that series when due; (ii) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures of that series when due whether at maturity, upon redemption or otherwise, or to make any sinking fund payment with respect to that series; (iii) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Junior Indenture for 90 days after notice; or (iv) certain events of bankruptcy, insolvency or reorganization of PGE. (Section 6.01)

     The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Trustee for that series. (Section 6.06) The Junior Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Junior Trustee. (Section 6.01)

     The holders of a majority in aggregate outstanding principal amount of all series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06) PGE is required to file annually with the Junior Trustee a certificate as to whether or not PGE is in compliance with all the conditions and covenants under the Junior Indenture. (Section 5.03)

CONSOLIDATION, MERGER AND SALE

     The Junior Indenture does not contain any covenant which restricts PGE's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

DEFEASANCE AND DISCHARGE

     Under the terms of the Junior Indenture, PGE will be discharged from any and all obligations in respect of the Junior Subordinated Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if PGE deposits with the Junior Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures and, if, among other things, such Junior Subordinated Debentures are neither due and payable nor to be called for redemption within one year, PGE delivers to the Trustee an Opinion of Counsel to the effect that the holders of Junior Subordinated Debentures of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. In addition, if PGE delivers to the Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that PGE has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the Junior Subordinated Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur, and such deposit will not result in PGE, the Junior Trustee or the trust resulting from the defeasance being deemed an "investment company" under the Investment Company Act of 1940, as amended, then, PGE will be deemed to have paid and discharged the entire indebtedness and holders of Junior Subordinated Debentures of such series would be able to look only to the trust fund for payment of principal, premium, if any, and interest on the Junior Subordinated Debentures of such series. (Sections 11.01, 11.02, and 11.03)

GOVERNING LAW

     The Junior Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with, the laws of the State of New York. (Section 13.04)

INFORMATION CONCERNING THE TRUSTEE

     The Junior Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Junior Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Junior Trustee is under no obligation to exercise any of the powers vested in it by the Junior Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Junior Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

MISCELLANEOUS

     PGE will have the right at all times to assign any of its rights or obligations under the Junior Indenture to Portland General or a direct or indirect wholly owned subsidiary of Portland General or PGE; provided, that, in the event of any such assignment, PGE will remain liable for all such obligations. Subject to the foregoing, the Junior Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Junior Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11)

FIRST MORTGAGE BONDS

     First Mortgage Bonds are to be issued under the Indenture of Mortgage and Deed of Trust, dated July 1, 1945 (the "Original Indenture"), made by PGE to The Marine Midland Trust Company of New York (now Marine Midland Bank), as Trustee ("Trustee"), as supplemented by forty-five supplemental indentures (the "Supplemental Indentures") heretofore executed by PGE and as to be supplemented by one or more additional supplemental indentures to be dated the first day of the month or months of issuance of each series of the First Mortgage Bonds, all of which are collectively referred to as the "Mortgage".

     The statements herein concerning the First Mortgage Bonds and the Mortgage are an outline and do not purport to be complete. They make use of defined terms and are qualified in their entirety by reference to the Mortgage, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. References herein are to sections and articles of the Original Indenture unless otherwise indicated. References to the New Supplementals are to the drafts of the form of New Supplemental Indenture and the form of New MTN Supplemental Indenture, respectively (collectively the "New Supplementals"), which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     A Prospectus Supplement will set forth any variation in the terms and provisions of the First Mortgage Bonds from those described in this Prospectus.

FORM, DENOMINATIONS AND EXCHANGEABILITY

     The First Mortgage Bonds are issuable in fully registered form in denominations of $1,000, or such other amounts as may be authorized by PGE, or any amount in excess thereof that is a multiple of $1,000. (New Supplementals
Section 1.01)

     The First Mortgage Bonds will be transferable or exchangeable for First Mortgage Bonds of other authorized denominations without any service charge at the office of the Trustee in New York, N.Y. (Sections 2.06 and 2.10; New Supplementals Section 1.01)

INTEREST AND PAYMENT

     Reference is made to the Prospectus Supplement for the interest rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates, of the First Mortgage Bonds, the date or dates on which such interest is payable and the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

SECURITY AND PRIORITY; BONDABLE PUBLIC UTILITY PROPERTY

     In the opinion of PGE's counsel, the First Mortgage Bonds are to be secured, equally with all other bonds heretofore or hereafter issued under the Mortgage, by a direct first lien on PGE's interests in substantially all of its property (except cash, securities, contracts and accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights and certain other assets) now owned or hereafter acquired by PGE; subject, however, to certain permitted encumbrances and to various exceptions, reservations, reversions, easements and minor irregularities and deficiencies in title, which, in the opinion of such counsel, will not interfere with their proper operation and development. Until such time as the amendment discussed below becomes effective, the lien of the Mortgage does not extend to properties located outside of Oregon or contiguous states (principally PGE's interest in the Colstrip units located in Montana).

     The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than liens securing the unpaid purchase price of equipment or machinery) may be acquired (a) if at the date of acquisition thereof the principal amount of indebtedness secured by such prior liens, together with all other prior lien indebtedness of PGE, exceeds 10% of the aggregate principal amount of bonds outstanding under the Mortgage, or
(b) if at the date of acquisition thereof the principal amount of indebtedness secured by such prior liens exceeds 60% of the cost of such property to PGE, or (c) in certain cases of property used by another in a business similar to that of PGE, unless the net earnings of such property meet certain tests. (Section 8.11)

     The term "bondable public utility property", as presently defined in the Mortgage, means specified types of tangible property, including property then in the process of construction, now owned or hereafter acquired by PGE and subjected to the lien of the Original Indenture as the same has been or may be in the future supplemented, modified or amended, which is located in the State of Oregon or in any state contiguous thereto. (Section 1.10A) When the holders of 75% in principal amount of bonds of all series then outstanding, including the holders of not less than 60% in principal amount of the bonds then outstanding of each series which is affected by such amendment, shall have consented thereto, the term "bondable public utility property" will be amended to mean the same types of tangible property now owned or hereafter acquired by PGE and subjected to the lien of the Original Indenture as the same has been or may be in the future supplemented, modified or amended, which is located in the States of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska. Each holder of a First Mortgage Bond, by his acceptance of such First Mortgage Bond, shall thereby consent to such amendment; no further vote or consent of holders of the First Mortgage Bonds shall be required to permit such amendment to become effective; and in determining whether the holders of not less than 75% of principal amount of bonds outstanding at the time such amendment becomes effective have consented thereto, the holders of all First Mortgage Bonds then outstanding shall be deemed to have so consented. (New Supplementals Section 1.08 and 1.07) Similar provisions are contained in all recent Supplemental Indentures under which new series of bonds have been issued. Similar provisions amending the definition of "bondable public utility property" to include all of the states named above (other than Alaska) are included in certain prior Supplemental Indentures, as well as in the New Supplementals.

     PGE has covenanted, among other things, to not issue bonds under the Mortgage in any manner other than in accordance with the Mortgage, to keep the Mortgage a first priority lien on the Trust Estate and, except as permitted by the Mortgage, to not suffer any act or thing whereby the Trust Estate might or could be impaired. (Article EIGHT) Neither the Original Indenture nor the Supplemental Indentures contain any provisions that afford holders of bonds special protection in the event of a highly leveraged transaction by PGE, however the bonds would continue to be entitled to the benefit of a first priority lien on the Trust Estate as described above. Any special provisions applicable to the First Mortgage Bonds will be set forth in the New Supplementals and described in a Prospectus Supplement with respect to the First Mortgage Bonds.

REDEMPTION AND PURCHASE OF BONDS

     Reference is made to the Prospectus Supplement for the terms and conditions under which the First Mortgage Bonds, or any series of the First Mortgage Bonds if there shall be more than one series, may be redeemed or purchased at the option of PGE. The First Mortgage Bonds will be redeemable at any time at 100% of the principal amount thereof, together with interest accrued to the date of redemption, by use of proceeds from the sale or disposition substantially as an entirety of PGE's electric properties at Portland, Oregon. (Section 7.01)

     Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the First Mortgage Bonds or any series of the First Mortgage Bonds if there shall be more than one series. (Section 7.05)

SINKING FUND PROVISIONS

     If a Prospectus Supplement with respect to all of the First Mortgage Bonds offered as a single series, or to any separate series of the First Mortgage Bonds if there shall be more than one series, states that there will be a sinking fund for the benefit of such series, then so long as any First Mortgage Bonds of such series shall be outstanding, PGE will be required to deposit with the Trustee in each year (except the year of maturity) commencing with such year as shall be set forth in such Prospectus Supplement, cash sufficient to redeem on the first day of the month of issuance of the first of the First Mortgage Bonds of such series, at the Special

Redemption Price, First Mortgage Bonds equal to the percentage set forth in such Prospectus Supplement of the aggregate principal amount of First Mortgage Bonds of such series theretofore issued, after deducting from such aggregate principal amount (but only if such deductions would aggregate $500,000 or more) the sum of
(1) the aggregate principal amount of First Mortgage Bonds of such series theretofore redeemed out of the proceeds of property released from the lien of the Mortgage and (2) First Mortgage Bonds of such series theretofore redeemed and retired and made the basis for the withdrawal of such proceeds or certified in lieu of the deposit of cash upon the release or taking of property. If so set forth in such Prospectus Supplement, credit against such cash required to be deposited may be taken at PGE's election in an amount equal to the principal amount of First Mortgage Bonds of such series (i) delivered to the Trustee, (ii) at any time theretofore redeemed at the option of PGE at the Regular Redemption Price, and/or (iii) redeemed at the Special Redemption Price in anticipation of any sinking fund payment at any time during the twelve months preceding the payment date therefor. If so set forth in such Prospectus Supplement, PGE may also satisfy all or any part of any sinking fund payment by certifying to the Trustee available additions in an amount equal to 166 2/3% of the portion of the sinking fund payment being so satisfied. If so set forth in such Prospectus Supplement, cash so deposited to satisfy all or any part of any sinking fund payment shall be used by the Trustee for the redemption of First Mortgage Bonds of such series and PGE is required to pay all accrued interest and expenses with respect to any First Mortgage Bonds of such series so redeemed. If sinking fund payments for the First Mortgage Bonds of any series may be satisfied in whole or in part by delivering to the Trustee First Mortgage Bonds of such series acquired by PGE through purchase in the open market or otherwise, by redemption and/or by certifying available additions, there will be no assurance that any of the First Mortgage Bonds of any series will ever be called for redemption through operation of the sinking fund therefor. In the event that less than all of the First Mortgage Bonds of any series then outstanding were to be redeemed, the selection would be made by the Trustee by lot in any manner deemed by the Trustee to be proper. (Section 9.03)

REPLACEMENT FUND

     PGE is required, on or before May 1 in each year, to pay to the Trustee an amount in cash and/or deliver bonds of any series in principal amount equal to the amount by which the minimum provision for depreciation upon bondable public utility property (see below) for the preceding calendar year exceeds property additions (as specified below) and, in the event of any deficiency in property additions, the sum of certain other credits described below, which are optional. Credit must be taken in an amount equal to the aggregate amount and/or cost of property additions acquired or constructed by PGE from March 31, 1945 to the end of the preceding calendar year, less (1) property additions theretofore made the basis for action or credit under the Mortgage, (2) available additions theretofore made the basis for action or credit under the Mortgage, and (3) property additions theretofore credited against any previous replacement fund requirement. PGE may at its election credit against the amount, if any, required to be paid (i) any available bond retirements, (ii) certain expenditures for the acquisition of or for improvements, additions, renewals or replacements to bondable public utility property subject to a prior lien, and (iii) certain retirements of prior lien indebtedness. To the extent that such credits at any time exceed the replacement fund requirement, PGE may withdraw cash or bonds held by the Trustee in the replacement fund or, under certain circumstances, reinstate available bond retirements previously taken as a credit against any replacement fund requirement. Any cash so deposited with the Trustee for the replacement fund may, at the option of PGE, be applied to the redemption or purchase of bonds. Redemptions of First Mortgage Bonds are at the then applicable Regular Redemption Prices. (Section 4.04; New Supplementals Sections
1.04 and 1.03)

     The amount of the mandatory credit for property additions has always exceeded the replacement fund requirement and therefore PGE has not been required (or permitted) to pay cash or deliver bonds to the Trustee. PGE expects this to continue in the foreseeable future.

MINIMUM PROVISION FOR DEPRECIATION

     The "minimum provision for depreciation" as applied to bondable public utility property, as presently defined in the Mortgage, is, for any period (other than periods of less than a calendar year), 15% of the gross operating revenues derived from such property during such period, after deducting the cost of purchased power and lease or rental payments for generating or transmission facilities, less all amounts expended for maintenance of such property during such period. The "minimum provision for depreciation" as applied to bondable public utility property not subject to a prior lien is similarly determined on the basis of gross operating revenues from, and maintenance expenditures upon, bondable public utility property not at the time subject to a prior lien. (Section 1.10G)

     When the holders of 75% in principal amount of bonds of all series then outstanding, including the holders of not less than 60% in principal amount of the bonds then outstanding of each series which is affected by such amendments, shall have consented thereto:

          (1) The definitions of minimum provision for depreciation will be amended so that the minimum provision for depreciation for the period from March 31, 1945 through December 31, 1966 as applied to bondable public utility property, whether or not subject to lien, shall mean $35,023,487.50 (which is the amount of such minimum provision for such period under the existing definitions of minimum provision for depreciation); the minimum provision for depreciation as applied to bondable public utility property for any calendar year subsequent to December 31, 1966, shall mean the greater of (i) an amount equal to 2% of such property, as shown by PGE's books as of January 1 of such year, with respect to which PGE was then required to make appropriations to a reserve or reserves for depreciation or obsolescence, or (ii) the amount actually appropriated in respect of such property to such reserve or reserves for such calendar year, in either case less an amount equal to the aggregate of (a) the amount of any property additions which during such calendar year were made the basis for a sinking fund credit, pursuant to the provisions of a sinking fund for bonds of any series, and (b) 166 2/3% of the principal amount of bonds of any series which were credited against any sinking fund payment due during such calendar year for bonds of any series, or which were redeemed in anticipation of, or out of moneys paid to the Trustee on account of any sinking fund payment due during such calendar year for bonds of any series; and the aggregate amount of the minimum provision for depreciation as applied to bondable public utility property from March 31, 1945 to any date shall mean $35,023,487.50 plus the sum of the minimum provision for depreciation for each calendar year or fraction thereof between December 31, 1966 and such date, calculated as set forth immediately above.

          (2) The amended definitions of minimum provision for depreciation as applied to bondable public utility property set forth in (1) above will be further amended so that (A) the property additions and bonds referred to in
     (a) and (b) of (1) above will be limited to property additions and bonds which, as a result of having been made the basis of a sinking fund credit for bonds of any series or having been redeemed in anticipation of or out of moneys paid to the Trustee on account of a sinking fund payment for bonds of any series, become disqualified from being made the basis of the authentication and delivery of bonds or any other further action or credit under the Mortgage, either without time limit or only for as long as any bonds of such series are outstanding, and (B) the amended definition of the aggregate amount of the minimum provision for depreciation as applied to bondable public utility property from March 31, 1945 to any date set forth in (1) above will be further amended by adding thereto (1) the amount of any property additions referred to in (a) of (1) above, as so amended, which between December 31, 1966 and such date were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for bonds of any series, and thereafter and on or prior to such date become "available additions" as a result of the fact that all bonds of such series ceased to be outstanding and (ii) 166 2/3% of the principal amount of bonds referred to in (b) of (1) above, as so amended, which between December 31, 1966 and such date were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment, due between December 31, 1966 and such date for bonds of any series, and thereafter and on or prior to such date became "available bond retirements" as a result of the fact that all bonds of such series ceased to be outstanding.

The "minimum provision for depreciation" as applied to bondable public utility property not subject to a prior lien for any period subsequent to December 31, 1966 will be calculated on similar bases except that the property referred to in clauses (i) and (ii) of (1) above will be bondable public utility property not subject to prior lien. If the revised definitions set forth in (1) above or in both (1) and (2) above should become effective it is expected that the minimum provisions for depreciation for periods subsequent to December 31,1966 will be reduced from such minimum provisions as computed in accordance with the existing definitions. Each holder of a First Mortgage Bond, by his acceptance of such First Mortgage Bond, shall thereby consent to both such amendments; no further vote or consent of holders of the First Mortgage Bonds shall be required to permit either such amendment to become effective; and in determining whether the holders of not less than 75% in principal amount of bonds outstanding at the time either such amendment becomes effective have consented thereto, the holder of all First Mortgage Bonds then outstanding shall be deemed to have so consented. (New Supplementals Sections
1.08 and 1.07) Similar provisions amending the definitions of "minimum provision for depreciation" set forth in (1) above have been included in all prior Supplemental Indentures under which new series of bonds have been issued, commencing with the Sixteenth Supplemental Indenture. Similar provisions amending the definitions of "minimum provision for depreciation" set forth in
(2) have been included in all prior Supplemental Indentures under which new series of bonds have been issued, commencing with the Twenty-fifth Supplemental Indenture.

     The amendment set forth in (1) above also contains provisions to the effect that all bonds of any series and all property additions made the basis of a credit upon any sinking fund payment for bonds of any series or redeemed by operation of the sinking fund for bonds of any series (whether on any sinking fund payment date or in anticipation of any sinking fund payment) shall not be made the basis of the authentication and delivery of bonds or of any other further action or credit under the Mortgage. The amendment set forth in (2) above will eliminate such provisions. Certain presently outstanding series of bonds are entitled to the benefits of similar provisions, presently effective, prohibiting the use of bonds or property additions made the basis of a credit upon or redeemed by operation of the sinking fund, if any, for bonds of that series or certain previously issued series. None of such provisions limit the use of such bonds or property additions in calculating the amended definitions of minimum provision for depreciation referred to in either (1) or (2) above. When the holders of 75% in principal amount of bonds of all series than outstanding, including holders of not less than 60% of the bonds then outstanding of each series which is affected by such amendment, shall have consented thereto, the foregoing provisions prohibiting the use of bonds or property additions so credited against (or redeemed out of the proceeds of) any sinking fund payment for bonds of any series, or for bonds of certain series, as the case may be, will remain effective only so long as any such bonds of such series are outstanding. When all bonds of a series cease to be outstanding, bonds and/or property additions so credited (or redeemed) by operation of the sinking fund for bonds of such series equal to 1% per annum of the principal amount of bonds of such series theretofore issued (after making certain deductions) will remain unavailable for further action or credit under the Mortgage, but the amount of such bonds and property additions in excess of such 1% per annum will become "available additions" or "available bond retirements", as the case may be. (New Supplementals Sections 1.08 and 1.07) Similar provisions with respect to the use of bonds and property additions so credited against (or redeemed out of the proceeds of) sinking fund payments and the amount of such bonds and property additions in excess of such 1% per annum becoming "available additions" or "available bond retirements", as the case may be, have been included in all prior Supplemental Indentures under which new series of bonds have been issued, commencing with the Twenty-fifth Supplemental Indenture.

ISSUANCE OF ADDITIONAL BONDS

     The principal amount of bonds which may be issued under the Mortgage is unlimited. Additional bonds may from time to time be issued on the basis of (1) 60% of available additions, (2) the deposit of cash or (3) available bond retirements. With certain exceptions in the case of (3) above, the issuance of bonds is subject to net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all bonds to be outstanding and prior lien indebtedness. (Article FIVE) Cash deposited with the Trustee pursuant to (2) above may be (i) withdrawn in an amount equal to 60% of available additions, (ii) withdrawn in an amount equal to available bond retirements or (iii) applied to the purchase or redemption of bonds. (Article SEVEN) At June 30, 1995, PGE had available additions and available bond retirements sufficient to permit the issuance of approximately $230,000,000 and $100,000,000, respectively, in principal amount of additional bonds, including the First Mortgage Bonds. As of June 30, 1995, net earnings available for interest would permit the issuance of up to $750,000,000 principal amount of additional bonds, including the First Mortgage Bonds. This amount would increase to the extent proceeds of the issuance of bonds are used to retire presently outstanding first mortgage bonds.

     Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945 (1) the greater of the aggregate amount of retirements since March 31, 1945 or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (2) the aggregate of available additions theretofore made the basis for action or credit under the Mortgage. (Sections 1.10.I, 3.01 and 3.03.A) Property additions taken as a credit against the replacement fund requirement are not deemed to be "made the basis for action or credit". (Section 1.10.H)

DIVIDEND RESTRICTIONS

     So long as any of the First Mortgage Bonds, or bonds of any other series heretofore authenticated under the Mortgage, are outstanding, dividends (other than dividends in capital stock of PGE) may not be declared or paid or other distributions made on Common Stock of PGE, nor may any shares of capital stock of PGE be purchased (other than in exchange for or from the proceeds of other shares of capital stock of PGE), if the aggregate amount so distributed or expended after December 31, 1944 would exceed the aggregate amount of PGE's net income, as adjusted, available for dividends on its Common Stock accumulated after December 31, 1944. (Section 4.06; New Supplementals Sections 1.04 and 1.03) At June 30, 1995, $531,000,000 of accumulated net income was available for payment of dividends under the foregoing provision.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations or certain other property or upon the basis of available additions or available bond retirements. (Article SIX)

MODIFICATION OF THE MORTGAGE

     The rights of the bondholders may be modified with the consent of the holders of 75% of the bonds, including the consent of the holders of 60% of the bonds of each series the rights of the holders of which are affected by such modification. In general, no modification of the terms of principal and interest, and no modification affecting the lien of the Mortgage or reducing the percentage required for modification, is effective against any bondholder without his consent. (Section 17.02) The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds. (Section 17.01)

DEFAULTS AND NOTICE THEREOF

     Defaults are defined as being: default in payment of principal; default for 60 days in payment of interest or of any sinking fund or replacement or improvement fund obligation; certain events of bankruptcy, insolvency or reorganization; or default continuing for 60 days after notice in performance or observance of other covenants, agreements or conditions. (Section 11.01) The Trustee may withhold notice of defaults (except in payment of principal, interest or any sinking or purchase fund installment) if it in good faith determines it to be in the interest of the bondholders. (Section 14.09) The holders of 25% of the bonds may declare the principal and accrued interest due on default, but the holders of a majority may annul such declaration if such default has been cured. (Section 11.01) No holder of bonds may enforce the lien of the Mortgage without giving the Trustee written notice of a default and unless the holders of 25% of the bonds have requested the Trustee to act and offered the Trustee indemnity against expenses and the Trustee has failed to act within 60 days. (Section 11.21) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, but the Trustee is not required to incur personal liability if there is reasonable ground for believing that it will not be sufficiently indemnified for any expenditures in connection therewith. (Section 11.20)

EVIDENCE TO BE FURNISHED TO THE TRUSTEE

     Compliance with Mortgage provisions is evidenced by written statements of officers of PGE or persons selected and paid by PGE. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent), must be furnished. Various certificates and other papers are required to be filed annually and in certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and absence of defaults.

SENIOR UNSECURED DEBT SECURITIES

     The Senior Unsecured Debt Securities may be issued from time to time in one or more series under an indenture to be dated as of the first day of the month of its execution ("Senior Indenture"), between PGE and a trustee to be selected by PGE (the "Senior Trustee"). A copy of the Senior Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part on or before execution thereof by PGE and the Senior Trustee. The following description of the general provisions of the Senior Indenture is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Senior Indenture in the form in which it is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Reference is hereby made to the Senior Indenture as so filed for a full description of such provisions, including the definitions of certain terms used and for other information regarding the Senior Unsecured Debt Securities. The particular terms of the Senior Unsecured Debt Securities offered by any Prospectus Supplement and the extent, if any, to which the general provisions described herein may apply to such Senior Unsecured Debt Securities will be described in the Prospectus Supplement relating to such Senior Unsecured Debt Securities.

GENERAL

     The aggregate principal amount of the Senior Unsecured Debt Securities issuable under the Senior Indenture will be unlimited. The Senior Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Indenture. The specific terms for each particular series of the Senior Unsecured Debt Securities, including (i) the title of such series; (ii) the aggregate principal amount of such series; (iii) the date or dates on which the principal of such series is payable; (iv) the rate or rates, if any, at which such series will bear interest or the method of determination of such rate or rates, the date or dates from which such interest will accrue, the date or dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the interest payable on such interest payment dates; (v) the place where the principal of, premium, if any, and interest on such series will be payable; (vi) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such series may be redeemed, in whole or in part, at the option of PGE; (vii) the terms and conditions, if any, on which such series may be discharged prior to redemption or maturity; (viii) the obligation, if any, of PGE to redeem or purchase such series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the terms and conditions upon which such series shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (ix) the denominations in which such series shall be issuable; (x) any other terms of such series; and
(xi) whether the Senior Unsecured Debt Securities of such series will be issued as a global security, and in such case, the circumstances, if any, under which beneficial owners of interests in any such global security may exchange such interests for Senior Unsecured Debt Securities of such series, the manner for payment of principal of and any premium and interest on such global security, the identity of the depository, and the terms of the depository arrangement, will be set forth in the Prospectus Supplement relating thereto which will accompany this Prospectus.

     The Senior Unsecured Debt Securities will not be secured by any lien, but will rank on a parity with all other unsecured and unsubordinated indebtedness of PGE.

     The Senior Unsecured Debt Securities or any series thereof may be issued as "original issue discount securities" to be sold at a discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

THE SENIOR INDENTURE

     The Senior Indenture will contain provisions, which will be described in the Prospectus Supplement relating to the Senior Unsecured Debt Securities, with regard to (i) PGE's consolidating or merging with or into any other corporation or selling or conveying its property as an entirety or substantially as an entirety to another corporation, (ii) PGE's granting to any holder of its outstanding unsecured debt for money borrowed a mortgage, lien, encumbrance or security interest in its property, (iii) the terms and conditions with regard to amending or modifying the Senior Indenture; (iv) Events of Default with respect to Senior Unsecured Debt Securities of any series; and (v) the duties and responsibilities of the Senior Trustee.

     The Senior Indenture will not contain any provisions that afford protection to the holders of Senior Unsecured Debt Securities in the event of a highly leveraged transaction involving PGE.

     PGE will have the right at all times to assign any of its rights or obligations under the Senior Indenture to Portland General or a direct or indirect wholly owned subsidiary of Portland General or PGE; provided, that, in the event of any such assignment, PGE will remain liable for all such obligations. Subject to the foregoing, the Senior Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns, and may not otherwise be assigned.

     The Senior Indenture and the Senior Unsecured Debt Securities will be governed by and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     PGE may offer the Debt Securities ("Offered Securities") in one or more of the following ways from time to time: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through agents or (iv) through a combination of any such methods. A Prospectus Supplement with respect to each series of the Offered Securities will set forth the terms of the offering of the Offered Securities and the proceeds to PGE from the sale thereof, the name or names of any underwriters or agents, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are utilized, the Offered Securities being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to the Offered Securities being offered will be named in a Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all of the Offered Securities to which such underwriting agreement relates if any are purchased. Any underwriter utilized may be entitled to indemnification from PGE against certain civil liabilities, including liabilities under the Securities Act of 1933.

     The Offered Securities may be sold directly by PGE or through agents designated by PGE from time to time. Any agent involved in the offer or sale of the Offered Securities or any series thereof in respect of which this Prospectus is delivered will be named, and any commissions payable by PGE to such agent will be set forth, in a Prospectus Supplement. Agents who participate in the distribution of the Offered Securities may be entitled to indemnification by PGE against certain liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the Prospectus Supplement, PGE will authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase the Offered Securities from PGE pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of PGE. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

     Each series of Offered Securities will be a new issue of securities and will have no established market. Any underwriters to whom Offered Securities are sold by PGE for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the trading markets for any of the Offered Securities.

                                 LEGAL OPINIONS

     Legal matters in connection with the issuance and sale of the Offered Securities are being passed upon for PGE by Steven F. McCarrel, Deputy General Counsel of Portland General and Assistant Secretary of PGE, and for the underwriters or agents by Morgan, Lewis & Bockius, 101 Park Avenue, New York, NY 10178. As to all matters governed by Oregon law, Morgan, Lewis & Bockius will rely upon the opinion of Mr. McCarrel.

                                    EXPERTS

     PGE's consolidated financial statements and schedules included in its Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with this registration, all of which are borne by the Company, are as follows:

        Securities and Exchange Commission registration fee.............  $ 86,207.50
        Printing and engraving expenses.................................    50,000.00*
        Fees and expenses of independent public accountants.............    20,000.00*
        Listing fees (if any)...........................................    30,000.00*
        Rating Agency fees..............................................    25,000.00*
        Trustee fees....................................................    50,000.00*
        Blue Sky fees...................................................    25,000.00*
        Miscellaneous expenses..........................................    50,000.50*
                                                                          -----------
                  Total.................................................  $336,208.00*
                                                                          ===========

---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 10 of the Bylaws of PGE provides as follows:

          "To the full extent permitted by law, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of the corporation or otherwise) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and attorneys' fees on appeal), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding; and the Board may, at any time, approve indemnification of any other person which the corporation has the power to indemnify under the law. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person may be entitled as a matter of law or by contract. The corporation shall purchase and maintain indemnification insurance for any person to the extent not prohibited by applicable law. It is the intention of this Bylaw to recognize the responsibility inherent in being a director or officer of Portland General Electric Company and by means of this Bylaw to protect and indemnify the individual who has held, is holding or will hold such positions or any of them against any personal liability for their actions unless such actions involve individual dishonesty."

     Article V of the Articles of Incorporation of PGE provides as follows:

          "To the fullest extent permitted by law, no director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this provision shall adversely affect any right or protection of a director existing at the time of such amendment or repeal. No change in the law shall reduce or eliminate the rights and protections applicable at the time this provision shall become effective unless the change in law shall specifically require such reduction or elimination."

          PGE has procured Directors and Officers liability insurance for wrongful acts. This is an indemnity policy for the corporation to protect it against liability assumed or incurred under the above indemnification provisions, including defense provisions, on behalf of the directors and officers. The directors and officers are thus indemnified against loss arising from any civil claim or claims by reason of any wrongful act done or alleged to have been done while acting in their respective capacities as directors or officers. The policy excludes claims brought about or contributed to by dishonest, fraudulent, criminal or malicious acts or omissions by directors or officers.

     The directors and officers of PGE are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by PGE.

     Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit 1 to this registration statement will agree to indemnify PGE's directors and officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to PGE by or on behalf of any such indemnifying party.

     The Oregon Business Corporation Act ("Act") authorizes indemnification of directors, officers, employees, and agents of Oregon corporations. The Act requires indemnification of reasonable expenses of a director who was wholly successful, on the merits or otherwise, in defense of any proceeding in which the director was a party because of being a director, unless such indemnification is limited by the article of incorporation. The Registrant's articles do not contain such limitation.

ITEM 16.  LIST OF EXHIBITS.

     (See page II-6).

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Portland General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon, on the 11th day of September, 1995.

                                            PORTLAND GENERAL ELECTRIC COMPANY
                                                       (Registrant)

                                                 /s/  KEN L. HARRISON
                                            ---------------------------------
                                            (Ken L. Harrison, Chairman of the
                                            Board and Chief Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                          DATE
                  ---------                                   -----                          ----
PRINCIPAL EXECUTIVE OFFICER:

            /s/  KEN L. HARRISON                       Chairman of the Board          September 11, 1995
--------------------------------------------       and Chief Executive Officer
              (Ken L. Harrison)

PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:

            /s/  JOSEPH M. HIRKO                  Vice President, Finance, Chief      September 11, 1995
--------------------------------------------   Financial Officer, Chief Accounting
              (Joseph M. Hirko)                       Officer and Treasurer

DIRECTORS:

          *GWYNETH E. GAMBLE BOOTH
               *PETER J. BRIX
            *CAROLYN S. CHAMBERS
           *JOHN W. CREIGHTON, JR.
              *KEN L. HARRISON
              *JERRY E. HUDSON                              Directors
                WARREN McCAIN
              *JEROME J. MEYER
             *RANDOLPH L. MILLER
             *RICHARD G. REITEN
             *BRUCE G. WILLISON

* Signed on behalf of each of these persons.

By        /s/  STEVEN N. ELLIOTT                                                      September 11, 1995
   -----------------------------------------
             (Attorney-in-Fact)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 7, 1995, except with respect to the matter discussed in Note 15A, as to which the date is March 29, 1995, included in the Portland General Electric Company Annual Report on Form 10-K for the year ended December 31, 1994 and to all references to our firm included in this Registration Statement.

                                          ARTHUR ANDERSEN LLP

Portland, Oregon,
September 8, 1995

                            ------------------------

                               CONSENT OF COUNSEL

     The consent of Steven F. McCarrel is contained in his opinion filed herewith.

                       PORTLAND GENERAL ELECTRIC COMPANY

                                 EXHIBIT INDEX

                                                                                    SEQUENTIALLY
     EXHIBIT                                                                          NUMBERED
     NUMBER                                DESCRIPTION                                  PAGE
    ---------                              -----------                               ----------
       (1)(a)   Form of Underwriting Agreement relating to Debt Securities........
          (b)   Form of Distribution Agreement relating to First Mortgage Bonds...
       (4)(a)** Articles of Incorporation of Portland General Electric Company
                (Registration No. 2-85001, Exhibit 4).............................
          (b)   Form of Indenture for Junior Subordinated Debentures..............
          (c)   Form of Supplemental Indenture for Junior Subordinated Debentures,
                including form of Junior Subordinated Debentures..................
          (d)*  Form of Indenture for Senior Unsecured Debt Securities............
          (e)*  Form of Supplemental Indenture for Senior Unsecured Debt
                Securities, including form of Senior Unsecured Debt Securities....
          (f)** Indenture of Mortgage and Deed of Trust dated July 1, 1945: First
                Supplemental Indenture dated November 1, 1947; Second Supplemental
                Indenture dated November 1, 1948; Third Supplemental Indenture dated May 1, 1952; Fourth Supplemental Indenture dated November 1,
                1953; Fifth Supplemental Indenture dated November 1, 1954; Sixth
                Supplemental Indenture dated September 1, 1956; Seventh
                Supplemental Indenture dated June 1, 1957; Eighth Supplemental
                Indenture dated December 1, 1957; Ninth Supplemental Indenture dated June 1, 1960; Tenth Supplemental Indenture dated November 1,
                1961; Eleventh Supplemental Indenture dated February 1, 1963;
                Twelfth Supplemental Indenture dated June 1, 1963; Thirteenth
                Supplemental Indenture dated April 1, 1964; Fourteenth
                Supplemental Indenture dated March 1, 1965 (Form 8, Amendment No.
                1, dated June 14, 1965)...........................................
             ** Fifteenth Supplemental Indenture, dated June 1, 1966; Sixteenth
                Supplemental Indenture, dated October 1, 1967; Seventeenth
                Supplemental Indenture, dated April 1, 1970; Eighteenth
                Supplemental Indenture, dated November 1, 1970; Nineteenth
                Supplemental Indenture, dated November 1, 1971; Twentieth
                Supplemental Indenture, dated November 1, 1972; Twenty-first
                Supplemental Indenture, dated April 1, 1973; Twenty-second
                Supplemental Indenture, dated October 1, 1973; Twenty-third
                Supplemental Indenture, dated December 1, 1974; Twenty-fourth
                Supplemental Indenture, dated April 1, 1975; Twenty-fifth
                Supplemental Indenture, dated June 1, 1975; Twenty-sixth
                Supplemental Indenture, dated December 1, 1975; Twenty-seventh
                Supplemental Indenture, dated April 1, 1976; Twenty-eighth
                Supplemental Indenture, dated September 1, 1976; Twenty-ninth
                Supplemental Indenture, dated June 1, 1977 (Registration No.
                2-61199, Exhibit 2.d-1)...........................................
             ** Thirtieth Supplemental Indenture, dated October 1, 1978;
                Thirty-first Supplemental Indenture, dated November 1, 1978
                (Registration No. 2-63516, Exhibit 2.d-3).........................
             ** Thirty-second Supplemental Indenture, dated February 1, 1980
                (Registration No. 2-68415, Exhibit 2.d-4)
             ** Thirty-third Supplemental Indenture, dated August 1, 1980
                (Registration No. 2-68415, Exhibit 2.d-5).........................

                                                                                    SEQUENTIALLY
     EXHIBIT                                                                          NUMBERED
     NUMBER                                DESCRIPTION                                  PAGE
    ---------                              -----------                              ------------
             ** Thirty-fourth Supplemental Indenture, dated March 23, 1982;
                Thirty-fifth Supplemental Indenture dated March 23, 1982 (Form
                10-Q for the quarter ended March, 31, 1982, Exhibit 4)............
             ** Thirty-sixth Supplemental Indenture, dated September 21, 1982
                (Form 8-A, dated October 28, 1982)................................
             ** Thirty-seventh Supplemental Indenture, dated November 15, 1984
                (Form 8-K, November 19, 1984).....................................
             ** Thirty-eighth Supplemental Indenture, dated June 1, 1985 (Form
                10-Q for the quarter ended June 30, 1985, Exhibit 4)..............
             ** Thirty-ninth Supplemental Indenture, dated March 1, 1986 (Form
                10-K for the fiscal year ended December 31, 1985, Exhibit 4)......
             ** Fortieth Supplemental Indenture, dated October 1, 1990 (Form 10-K for fiscal year ended December 31, 1990, Exhibit 4)...............
             ** Forty-first Supplemental Indenture, dated December 1, 1991 (Form
                10-K for fiscal year ended December 31, 1991, Exhibit 4)..........
             ** Forty-second Supplemental Indenture, dated April 1, 1993 (Form
                10-Q for the quarter ended March 31, 1993, Exhibit 4).............
             ** Forty-third Supplemental Indenture, dated July 1, 1993 (Form 10-Q for the quarter ended September 30, 1993, Exhibit 4)..............
             ** Forty-fourth Supplemental Indenture, dated August 1, 1994 (Form
                10-Q for the quarter ended September 30, 1994, Exhibit 4).........
             ** Forty-fifth Supplemental Indenture, dated May 1, 1995 (Form 10-Q for the quarter ended June 30, 1995, Exhibit 4)...................
          (g)   Form of New Supplemental Indenture, including form of First
                Mortgage Bond.....................................................
          (h)   Form of New MTN Supplemental Indenture, including form of MTN.....
       (5)      Opinion of Steven F. McCarrel.....................................
      (12)      Statements re computation of ratios...............................
      (23)      Consents of Experts and Counsel (See Page II-5)
      (24)      Power of Attorney.................................................
      (25)(a)   Statement of Eligibility of Trustee with regard to First Mortgage
                Bonds (Form T-1)..................................................
          (b)*  Statement of Eligibility of Trustee with regard to Senior
                Unsecured Debt Securities (Form T-1)..............................
          (c)   Statement of Eligibility of Trustee with regard to Junior
                Subordinated Debentures (Form T-1)................................

---------------

 * To be filed by amendment.

** Incorporated by reference as indicated.